Free Writing Prospectus

Van Eck Merk Gold Trust

OUNZ Profile

0001546652

Pursuant to 433/164

333-180868

Van Eck Merk Gold Trust

OUNZ

The Gold ETF that Delivers

Van Eck Merk Gold Trust seeks to provide investors with a convenient and cost-efficient way to buy and hold gold through an exchange traded product with the option to take physical delivery of gold if and when desired.

Why invest in gold?

Gold has long be used in investor

portfolios as a safe haven investment

but gold has exhibited many features

that make it a compelling investment

option:

n Inflation hedge

n Diversification potential

n Risk mitigation

n U.S. dollar hedge

n Safe haven asset

n Appreciation potential

Van Eck Gold Investments

OUNZ

Van Eck Merk Gold Trust

GDX

Market Vectors Gold Miners ETF

GDXJ

Market Vectors Junior Gold Miners ETF

INIVX

International Investors Gold Fund

Gold Delivery*: As Easy as 1 - 2 - 3

Investor files a Delivery Application

1

Investor instructs broker to submit OUNZ shares to take

delivery of their gold

2

Gold sent to Investor

3

Investor

Van Eck Merk Gold Trust

OUNZ Shareholder owns pro-rata

share of gold held by Van Eck Merk

Gold Trust

Van Eck Merk Gold Trust holds gold in

the form of allocated London Bars

Investor receives coins and/or bars

without experiencing a taxable event

Gold is converted into coins and/or

bars as requested by Investor

Investors submits delivery application and shares of OUNZ

Gold is delivered to Investor

*A delivery applicant must submit a delivery application and payment for the processing and delivery fees to cover the cost of preparing and transporting the gold. The delivery of physical gold to applicants may take considerable time and the delay in delivery could result in losses if the price of gold declines.

A share submission is irrevocable.

Trust Details

Ticker

OUNZ

Sponsor

Merk Investments LLC

CUSIP

921078 101

Marketing Agent

Van Eck Securities Corporation

Incetion Date

5/16/2014

Trustee

The Bank of New York Mellon

Expense Ratio

0.40%

Custodian

JPMorgan Chase Bank, N.A.

Before investing, you should carefully consider the Trust’s investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which may be obtained by visiting www.vaneck.com or calling 800-826-2333. Please read the prospectus carefully before you invest.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take a considerable amount of time depending on your location. Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes,

or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

The sponsor of the Trust is Merk Investments LLC (the “Sponsor”). Van Eck Securities Corporation and Foreside Fund Services, LLC provide marketing services to the Trust.

2015 Merk Investments LLC. All rights reserved. 2015 Van Eck Global. All rights reserved. All trademarks, service marks or registered trademarks are the property of their respective owners.

Van Eck Securities Corporation

666 Third Avenue

New York, NY 10017